EXHIBIT 99

VALLEY RIDGE FINANCIAL CORP.
PROFIT-SHARING AND 401(k) PLAN
PERFORMANCE TABLE

          The following table illustrates the comparative investment performance of the investment options offered under the Valley Ridge Financial Corp. Profit-Sharing and 401(k) Plan. The table shows the value of a hypothetical initial investment of $1,000 invested on December 31, 1998, and its value as of December 31 of each subsequent year shown below. Results have been rounded to the nearest whole dollar:

Investment Option	Initial Investment on 12/31/98 Value	12/31/99 Value	12/31/00 Value	12/31/01 Value
Amcap Fund-A	$ 1,000	$ 1,148	$ 1,234	$ 1,172
Europacific Growth Fund-A	1,000	1,480	1,216	1,068
The Growth Fund of America-A	1,000	1,373	1,476	1,295
The New Economy Fund-A	1,000	1,375	1,152	952
New Perspective Fund-A	1,000	1,320	1,225	1,123
Smallcap World Fund-A	1,000	1,524	1,287	1,063
American Mutual Fund-A	1,000	941	1,027	1,093
Capital World Growth and Income Fund-A	1,000	1,200	1,216	1,156
Fundamental Investors, Inc.-A	1,000	1,174	1,224	1,108
The Investment Company of America-A	1,000	1,098	1,141	1,088
Washington Mutual Investors Fund-A	1,000	953	1,040	1,055
Capital Income Builder, Inc.-A	1,000	916	1,031	1,080
The Income Fund of America-A	1,000	947	1,042	1,098
American Balanced Fund-A	1,000	975	1,130	1,222
American High-Income Trust-A	1,000	1,035	1,002	1,076
The Bond Fund of America-A	1,000	985	1,046	1,120
Capital World Bond Fund-A	1,000	933	946	961
Intermediate Bond Fund of America-A	1,000	972	1,071	1,145
U.S. Government Securities Fund-A	1,000	947	1,060	1,128
The Cash Management Trust of America-A	1,000	1,047	1,109	1,148
Valley Ridge Financial Corp. Common Stock	1,000	1,170	1,227	1,209

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.